SECOND ADDENDUM TO LEASE

BETWEEN:           LIVINGSTON CORPROATE PARK ASSOCIATES, L.L.C.
                               A Limited Liability Company of the State of the New Jersey
                               820 Morris Turnpike, Suite 301
                               Short Hills, New Jersey 07078
                               (hereinafter referred to as “Landlord”)

AND:                     MILESTONE SCIENTIFIC
                               220 South Orange Avenue, First Floor
                               Livingston, New Jersey 07039
                               (hereinafter referred to as “Tenant”)

PROPERTY:         220 South Orange Avenue, First Floor
                               Livingston, New Jersey 07039

DATED:                April   28  , 2004

              This Second Addendum to Lease is intended to supplement the Lease Agreement dated November 25, 1996 and Addendum to Lease dated March 2002 between the Landlord and Tenant. The terms contained in this Second Addendum will be as effective as if they were typewritten in the Lease Agreement and prior Addendum. In the event there is any conflict between the Lease Agreement as amended and this Second Addendum, the provisions of this Second Addendum will prevail. As used in this Addendum, the words “this Lease” will mean the Lease Agreement as amended to which this Second Addendum is attached as modified below:

1.	The term of the Lease is hereby extended to June 30, 2009.

2.
The leased premises currently consisting of approximately 2,693 rentable square feet (“Existing Space”), shall be increased by Landlord by 1,810 rentable square feet (“Expansion Space”) bringing the total rentable square footage leased to Tenant to 4,503 rentable square feet of leased office space.

3.
Upon execution of this Second Addendum, Tenant’s rent for the Existing Space shall be decreased from five thousand one hundred sixty-one dollars and fifty-eight cents ($5,161.58) per month to four thousand three hundred seventy-six dollars and twelve cents ($4,376.12) per month, until such time that the Expansion Space is delivered to Tenant.

4.	Upon delivery of the substantially completed Expansion Space, the Tenant’s basic rent shall be increased to Seven Thousand Three Hundred Seventeen Dollars and Thirty-Seven Cents ($7,317.37) per month.

5.
In addition to the basic rent indicated in Paragraphs 3 and 4 above, the Tenant shall be responsible for Tenant’s proportionate share of all charges, including but not limited to Real Estate Taxes based on both the existing and increased square footage of the Expansion Space, as provided for in the Tenant’s Lease Agreement.

6.
Upon execution of this Lease Addendum, the Tenant shall deposit with the Landlord the sum of Three Thousand Two Hundred Seventy-Seven Dollars and Eighty-Seven Cents ($3,277.87) to be added to the existing security deposit of Four Thousand Thirty-Nine Dollars and Fifty Cents ($4,039.50), bringing the total amount of Tenant’s security deposit to Seven Thousand Three Hundred Seventeen Dollars and Thirty-Seven Cents ($7,317.37) security for the payment of rent hereunder and the full and faithful performance by the Tenant of the covenants and conditions on the part of the Tenant to be performed. Said security shall be returned to the Tenant without interest, after the expiration of the term hereof as may be extended, provided that the Tenant has fully and faithfully performed all such covenants and conditions and is not in arrears in rent. During the term hereof, the Landlord may, if the Landlord so elects, have recourse to such security, to make good any default by the Tenant, in which event the Tenant shall, on demand, promptly restore said security to this original amount. Liability repay said security to the Tenant shall run with the reversion and title to said premises, whether any change in ownership thereof be by voluntary alienation or as the result of judicial sale, foreclosure or other proceedings, or the exercise of a right of taking or entry by any mortgagee. The Landlord shall assign or transfer said security, for the benefit of the Tenant, to any subsequent owner or holder of the revision of title to said premises, in which case the assignee shall become liable for the repayment thereof as herein provided, and the assignsor shall be deemed to be released by the Tenant from all liability to return such security. This provision shall be applicable to every alienation or change in title and shall in no wise be deemed to permit the Landlord to retain the security after termination of the Landlord’s ownership of the revision or title. The Tenant shall not mortgage, encumber or assign said security without the written consent of the Landlord.

7.	Tenant shall accept the Expansion Space in “as is” condition, with the exception of Landlord renovating the premises pursuant to Exhibits C and C-1 attached to this Addendum.

8.
All other terms and conditions of the Lease Agreement entered into between Landlord and Tenant dated November 25, 2004 as amended in March 2002 shall remain in full force and effect except as amended herein.

IN WITNESS WHEREOF, the parties hereto set their hands and seals on the date indicated above.

WITNESS OR ATTEST :	LIVINGSTON CORPORATE PARK ASSOCIATES, L.L.C. -LANDLORD

:

MILESTONE SCIENTIFIC - TENANT